Media and Financial Contact:
Gentry Brann
225.987.7372
gentry.brann@shawgrp.com

Shaw Receives Favorable Ruling from the Taiwan High Court

BATON ROUGE, La., Jan. 5, 2011 – The Shaw Group Inc. (NYSE: SHAW) today announced it received a favorable ruling from the Taiwan High Court related to Taiwan Power Company’s Lungmen Nuclear Power Project.

Shaw received formal notice of the High Court’s ruling Jan. 5, 2011, which affirmed an arbitration award that ordered Taiwan Power Company to pay Shaw approximately $27 million in damages for increased costs caused by Taiwan Power Company. The court also dismissed Taiwan Power Company’s counterclaims in their entirety.

The High Court ruling follows a unanimous favorable decision from the Arbitration Association of the Republic of China and a favorable ruling from the Taipei District Court, which also dismissed all claims from Taiwan Power Company.

There is still the possibility Taiwan Power Company will appeal to the Taiwan Supreme Court, which may or may not decide to hear an appeal if it is filed. At this time, Shaw is making no adjustments to its financial results or its previously issued earnings guidance.

The Shaw Group Inc. (NYSE:SHAW) is a leading global provider of engineering, construction, technology, fabrication, remediation and support services for clients in the energy, chemicals, environmental, infrastructure and emergency response industries. A Fortune 500 company with fiscal year 2010 annual revenues of $7 billion, Shaw has approximately 27,000 employees around the world and is the power sector industry leader according to Engineering News-Record’s list of Top 500 Design Firms. For more information, please visit Shaw’s website at www.shawgrp.com.

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This press release contains forward-looking statements and information about our current and future prospects, operations and financial results, which are based on currently available information. Actual future results and financial performance could vary significantly from those anticipated in such statements.

Among the factors that could cause future events or transactions to differ from those we expect are those risks discussed in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, our Quarterly Reports on Form 10-Q for the quarters ended February 28, 2010, May 31, 2010, and November 30, 2010, and other reports filed with the Securities and Exchange Commission (SEC). Please read our “Risk Factors” and other cautionary statements contained in these filings. Our current expectations may not be realized as a result of, among other things:

•	Changes in our clients’ financial conditions, including their capital spending;

•	Our ability to obtain new contracts and meet our performance obligations;

•	Client contract cancellations or modifications to contract scope;

•	Worsening global economic conditions;

•	Changes to the regulatory environment;

•	Litigation or arbitration decisions;

•	Failure to achieve projected backlog.

As a result of these risks and others, actual results could vary significantly from those anticipated in this presentation, and our financial condition and results of operations could be materially adversely affected. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, the occurrence of certain events, or otherwise.